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                                                                    EXHIBIT 99.2

           Management's Discussion of Trends and Performance Guidance

To assist investors, financial analysts and other interested parties in their analysis of Greater Bay Bancorp ("Greater Bay" or the "Company"), we have developed the following update of Greater Bay Bancorp's last quarter of 2001 and full year 2002 performance guidance. The guidance is based on the most current information available to the Company through the end of September 2001 and is predicated on the current economic environment with a continued weakening in the economy through mid 2002 and a very slow recovery beginning in late 2002. If the current economic slowdown intensifies and we fall into a recession, Greater Bay along with many other companies would have to revisit our 2002 forecasts.

General Overview

Greater Bay's outlook for the last quarter of 2001 and for the full year 2002 continues to be adversely impacted by the economy. Before the tragic events of September 11, 2001, we were seeing signs that the economy in certain sectors was stabilizing with indications that future prospects were becoming more positive. However, since September 11, 2001, uncertainty has replaced the previously indicated stabilization. This uncertainty has caused Greater Bay to critically review its previously disclosed performance goals for the balance of 2001 and into 2002.

For 2001 Greater Bay believes there is no change required in its earnings, return on equity, return on assets or growth performance guidance; however, net charge-offs are anticipated to be in the 55 basis point to 65 basis point range of average loans, with the increase exclusively centered in our continued aggressive review of the non-relationship shared national credit portfolio, which is now less than 3.5% of the total loan portfolio.

Based on current economic conditions, and in anticipation of a continuing slow economy through much of 2002, Greater Bay's outlook is as follows:

     o Earnings Growth: Greater Bay continues to see its earnings growth being at the top end of its peer group range, as the bank analyst group covering Greater Bay Bancorp (Lehman Bros., Inc., Dain Rauscher Wessels, Salomon Smith Barney, Legg Mason Wood Walker, Inc., US Bancorp Piper Jaffray, Inc., Hoefer & Arnett, Inc. and Sandler O'Neill & Partners, L.P.)/1/ indicates mid-cap banks will generate earnings per share growth averaging 8% to 10%. Based on the current economic environment and incorporating an additional 25 basis point to 50 basis point decline in market interest rates, Greater Bay anticipates earnings per share growth in the range of 11% to 17% for 2002.

/1/ Jefferies & Company, Inc. and Keefe, Bruyette & Woods, Inc. did not currently have this information available.

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     o    Revenue Growth: Greater Bay also sees its revenue growth being at the top end of its peer group range, as the bank analyst group believes mid-cap banks will generate revenue growth averaging 6% to 9%. Based on the current economic environment and incorporating an additional 25 basis points to 50 basis points decline in market interest rates, Greater Bay sees its revenue growth in the range of 9% to 15% for 2002.

     o Net Interest Margin: Greater Bay Bancorp's net interest margin continues to be adversely impacted by slower economic growth and the continued downward pressure on market interest rates.

          As previously indicated in a Form 8-K filed on June 26, 2001, during periods of declining market interest rates, the Company's net interest margin is pressured, as many of its loan assets which are tied to the prime rate move downward immediately upon a market rate decline, compared to its interest bearing liabilities, which do not re-price downward as quickly.

          Our previous discussions detailed in the Company's Form 8-K filed June 26, 2001 related to our shift in funding and restructuring of the investment portfolio continue to be valid. During the third quarter of 2001, we completed approximately 80% of our investment portfolio restructuring and the wholesale financing of our specialty finance businesses. The continued impact of this change has been threefold. First, it has increased the overall net interest income from
                        ---------
          operations, second it has allowed the Company to improve liquidity and
                                                           -----------------
          reduce the duration of its investment portfolio and third it has slightly reduced the Company's asset sensitive balance sheet. On a
                   -------
          combined basis, this change has positioned the Company to slightly reduce its exposure to declining interest rates, while also effectively restructuring its balance sheet to take advantage of market interest rates when they move upward.

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          The following table highlights the change in composition of the
          Company's balance sheet at June 30, 2001 when compared to September 30, 2001:

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         ($ in 000's)                            % of Total Assets
            Assets                          6/30/01             9/30/01
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Loans                                         61.2%              56.9%
Investments                                   32.8%              37.1%
Other Assets                                   6.0%               6.0%
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                                             100.0%             100.0%
                                         ------------------------------
Total Assets                             $6,224,977         $6,843,524
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         ($ in 000's)                            % of Total Deposits
           Deposits                          6/30/01            9/30/01
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Demand, Non-interest Bearing                  19.6%              19.7%
NOW,MMDA and Savings                          47.7%              46.8%
Time Certificates                             32.7%              33.5%
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                                             100.0%             100.0%
                                         ------------------------------
Total Deposits                           $4,316,752         $4,314,351
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         ($ in 000's)                  % of Total Liabilities & Equity
     Liabilities & Equity                    6/30/01          09/30/00
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Total Deposits                                69.3%              63.1%
Other Borrowings                              21.6%              25.9%
Other Liabilities                              3.1%               5.1%
Equity                                         6.0%               5.9%
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                                             100.0%             100.0%
                                         -----------------------------
Total Liabilities & Equity               $6,224,977         $6,843,524
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          The impact on the Company's net interest margin from this change in balance sheet mix has been a reduction in the net interest margin, offset by the increase in average interest earning assets. The overall
                                                                         -------
          impact on the Company's net interest income and interest rate risk
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          profile has been positive, as pro forma total net interest income
                           --------
          increased from the restructuring, while the asset sensitive nature of the balance sheet has been slightly reduced.

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          The following table details the Company's actual net interest margin for the second quarter of 2001 compared to the Company's net interest margin for the third quarter of 2001. The "no mix change" column assumes that the composition and mix of the balance sheet had remained constant from the second quarter of 2001, while the "current position" column, details the Company's actual average net interest margin for the third quarter of 2001.

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                                         Q2 2001 Actual                      Q3 2001 Actual
                                     -----------------------------------------------------------------------
                                                                 No Mix Change         Current Position
                                                             -----------------------------------------------
                                        Average                 Average                Average
            ($ in 000's)                Balance      Yield      Balance      Yield     Balance      Yield
------------------------------------------------------------------------------------------------------------
Loans & leases                           $3,759,152    9.03%     $3,838,288   8.54%     $3,838,288    8.54%
Investments                               1,561,260    6.71%      1,601,394   6.49%      2,219,737    6.52%
Cash and cash equivalents                    87,805    4.65%         82,386   4.14%         82,386    4.14%
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    Interest-earning assets              $5,408,217    8.29%     $5,522,068   7.86%     $6,140,411    7.73%
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Deposits                                 $3,396,149    3.71%     $3,488,586   3.38%     $3,488,586    3.38%
Borrowings                                  957,798    4.89%        897,810   4.61%      1,516,153    4.50%
Non-interest bearing deposits and
other free funds                          1,054,270               1,135,672              1,135,672
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    Cost of funds                        $5,408,217    3.19%     $5,522,068   2.88%     $6,140,411    3.03%
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Net interest margin                                    5.10%                  4.98%                   4.70%
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Pro forma Net Interest
Income - Annualized                       $ 275,819               $ 274,999              $ 288,599
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

          The table above indicates that the balance sheet mix change reduced the margin 28 basis points, while the impact of market interest rate declines reduced the net interest margin by 12 basis points.

          While the change in balance sheet mix and market rates have combined to reduce the net interest margin, it has actually increased pro forma net interest income by $13 million on an annualized basis. This has been accomplished while still allowing the Company's balance sheet to take advantage of the economy when interest rates rise.

          The net interest margin table above details the impact on the Company's average quarterly net interest margin, while the following table details the end of period or static net interest margins for June 30, 2001 compared to September 30, 2001:

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
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                                         June 30, 2001                    September 30, 2001
                                            Actual                             Forecast
                                   ------------------------------------------------------------------------
                                                                 No Mix Change         Current Position
                                                             ----------------------------------------------
                                       End of                   End of                 End of
                                       Period                   Period                 Period
           ($ in 000's)                Balance       Yield      Balance     Yield      Balance     Yield
-----------------------------------------------------------------------------------------------------------
Loans & leases                          $3,778,584     8.88%    $3,866,637    8.46%    $3,866,637    8.46%
Investments                              1,841,621     6.81%     1,882,823    6.51%     2,360,603    6.52%
Cash and cash equivalents                   66,982     4.12%        70,256    4.02%        70,256    4.02%
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    Interest-earning assets             $5,687,187     8.15%    $5,819,716    7.81%    $6,297,496    7.72%
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Deposits                                $3,456,424     3.55%    $3,492,165    3.18%    $3,492,165    3.18%
Borrowings                               1,200,488     4.65%     1,114,011    4.46%     1,591,791    4.39%
Non-interest bearing deposits and
other free funds                         1,030,275               1,213,540              1,213,540
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    Cost of funds                       $5,687,187     3.14%    $5,819,716    2.76%    $6,297,496    2.87%
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Net interest margin                                    5.01%                  5.04%                  4.84%
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Pro forma Net Interest
Income - Annualized                      $ 284,928               $ 293,314              $ 304,799
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

          The table above indicates that the end of period no mix change net interest margin for September 30, 2001 actually increases slightly from the end of the second quarter. This is due to funds cost declining slightly more than yields on interest earning assets. The end of period current mix net interest margin declines by 17 basis points to 4.84%, due to a combination of lower asset yields and higher funds costs. However, once again pro forma net interest income is enhanced by the current balance sheet as pro forma annualized net interest income based on the third quarter net interest margin compared to the second quarter increased by $20 million.

          On a prospective basis, the Company believes its net interest margin will decline to the 4.55% to 4.60% range once the impact of the rate changes in late September and early October are fully accounted for. For every additional 25 basis point reduction in market interest rates, the Company anticipates a corresponding 10 basis point to 15 basis point decline in its net interest margin. This relationship is estimated to be reasonable through an additional 50 basis point decline in market interest rates, assuming the mix and composition of the balance sheet remains similar.

          As previously indicated, the restructuring of the balance sheet has reduced a small portion of the downward pressure on the Company's net interest margin, but it has not substantially reduced the upside when market interest rates begin their upward trend. For every 25 basis point increase in rates, it is anticipated that the Company's net interest margin will increase by approximately 10 to 12 basis points. Again, this assumes a similar mix in loans and deposits. However, in an improving economy, our clients' demand for loans should also increase, thus having the effect of increasing the net interest margin at a more rapid pace.

     o ROE: Greater Bay continues to see return on equity exceeding 20% for 2002.

     o ROA: Greater Bay sees its return on assets goal of 1.4% being at the upper end of its target range for 2002, given the current and anticipated economic environment and the related impact of market interest rates on the net interest margin. Based on this we currently believe our return on assets for 2002 will be in the 1.3% to 1.4% range, with upside potential when the economy recovers and rates begin to increase.

     o Loan Growth: Greater Bay's loan growth for 2002 will continue to reflect our conservative underwriting approach, as we believe economic conditions will continue to be difficult, at least until late 2002. Based on these factors, we anticipate loan growth in the 10% range. Currently the bank analysts who cover Greater Bay believe mid-cap banks will have average loan growth in the 5% to 7% range for 2002.

     o Deposit Growth: Greater Bay continues to focus on deposit growth and we believe deposit growth for the full year 2002 will be in the 5% to 10% range. Currently the bank analysts who cover Greater Bay believe mid-cap banks will generate average deposit growth in the 6% to 8% range for 2002.

     o Credit Quality: Credit quality continues to be a primary focus as we believe this is an area where our style of relationship banking can mitigate loss exposure. Our goal is to maintain non-performing assets at less than 0.50% of total assets. This is lower than the Uniform Bank Performance Report ratio of 0.62% at June 30, 2001 for peer banks of Greater Bay.

     o Net Charge-Offs: We recognize that credit quality is critical to future performance. Based on our current review of economic conditions and trends in our loan portfolio we believe Greater Bay will incur net charge-offs in the range of 45 basis points to 55 basis points of average loans in 2002. This is slightly below the 55 basis points to 65 basis points range projected for 2001. The reduction from 2001 is predicated on the fact that the majority of the 2001 losses were in the shared national credit (SNC) portfolio, which we believe will slow in 2002 as this portfolio in our company continues to shrink as a percentage of loans outstanding. We anticipate that the reduction of losses in the shared national credit portfolio will be offset by slightly higher charge-offs in other sectors of the loan portfolio.

     o Summary: Greater Bay anticipates continuing to report operating results on a historical basis that will place it in the top 10% of its peers for 2002. We believe Greater Bay is positioned to take advantage of the economic growth everyone hopes will occur in late 2002; however, our plans and current goals do not assume a turn around occurs. Should the economy strengthen, we believe loan and deposit growth will increase, market interest rates will increase and our net interest margin will expand, which will correspondingly have a substantial increase in our net interest income. However, we also recognize that should economic growth falter and our economy enter a protracted recessionary period that Greater Bay and many other companies would have to revisit their forecasts for 2002.

          Our ability to continue providing excellent returns to our shareholders during one of the sharpest declines in the economy and market interest rates in our history is positive recognition of the success of our clients, our people and our strategy.

Safe Harbor

Certain matters discussed in this Form 8-K constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company's current expectations regarding future operating results, growth in loans, deposits and assets, asset quality, net loan charge-offs, level of loan loss reserves, loan quality, continued success of its Super Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest spread, and the quality of the Company's earning assets; (2) when and if any pending mergers are consummated, as well as any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies;
(3) government regulation; (4) the risks relating to the Company's warrant positions; and (5) the other risks set forth in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.